Filed Pursuant to Rule 433
Registration Nos. 333-268718 and 333-268718-01
BofA Finance LLC Fully and Unconditionally Guaranteed by Bank of America Corporation Market Linked Securities
Market Linked Securities—Auto-Callable with Contingent Downside
Principal at Risk Securities Linked to the Lowest Performing of the Russell 2000® Index, the S&P 500® Index and the EURO STOXX 50® Index due October 5, 2028
Term Sheet to Preliminary Pricing Supplement dated September 24, 2025

Summary of Terms
Issuer and Guarantor:	BofA Finance LLC (“BofA Finance” or “Issuer”) and Bank of America Corporation (“BAC” or the “Guarantor”)
Underlyings:	The Russell 2000® Index, the S&P 500® Index and the EURO STOXX 50® Index
Pricing Date*:	September 30, 2025
Issue Date*:	October 3, 2025
Maturity Date*:	October 5, 2028
Denominations:	$1,000 and any integral multiple of $1,000.
Automatic Call:
If the closing level of the Lowest Performing Underlying on any Call Date is greater than or equal to its Starting Value, the Securities will be automatically called for the principal amount plus the Call Premium applicable to that Call Date.

Call Dates* and Call Premiums:
The Call Premium applicable to each Call Date will be a percentage of the principal amount that increases for each Call Date based on a simple (non-compounding) return of at least approximately 13.40% per annum (to be determined on the Pricing Date). See “Call Dates and Call Premiums” on page 2.

Lowest Performing Underlying:	The Lowest Performing Underlying on any Call Date is the Underlying with the lowest Performance Factor on that Call Date.
Performance Factor:	With respect to an Underlying on any Call Date, its closing level on such Call Date divided by its Starting Value (expressed as a percentage).
Call Settlement Date:	Three business days after the applicable Call Date.
Maturity Payment Amount (per Security):
If the Securities are not automatically called, you will receive a Maturity Payment Amount that could be equal to or less than the principal amount per Security:
●
If the Ending Value of the Lowest Performing Underlying on the Final Calculation Day is less than its Starting Value but greater than or equal to its Threshold Value: $1,000; or
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If the Ending Value of the Lowest Performing Underlying on the Final Calculation Day is less than its Threshold Value:
$1,000 × Performance Factor of the Lowest Performing Underlying on the Final Calculation Day

Starting Value:	For each Underlying, its closing level on the Pricing Date
Ending Value:	For each Underlying, its closing level on the Final Calculation Day
Threshold Value:	For each Underlying, 75% of its Starting Value.
Calculation Agent:	BofA Securities, Inc. (“BofAS”), an affiliate of BofA Finance
Underwriting Discount**:
Up to 2.575% per Security; dealers, including those using the trade name Wells Fargo Advisors (WFA), may receive a selling concession of 2.00% per Security and WFA may receive a distribution expense fee of 0.075% per Security.

CUSIP:	09711MTD4
Material Tax Consequences:	See the preliminary pricing supplement.
*Subject to change. ** In addition, selected dealers may receive a fee of up to 0.30% per Security for marketing and other services.
Hypothetical Payout Profile***

Hypothetical Payment at Maturity
Lowest Performing Underlying
First Call Premium
Thirteenth Call Premium
Final Call Premium
Final Call Date (Call Premium: 40.20%)
Thirteenth Call Date (Call Premium: 26.80%)
First Call Date (Call Premium: 13.40%)
25% Contingent Downside Protection
Security Return
60%
40%
20%
0%
-20%
-40%
-60%
-80%
-100%
-25%
Hypothetical Percentage Change in the Closing Value of the Lowest Performimg Underlying from Pricing Date to Applicable Call Date

*** Not all call dates reflected; reflects only the first, thirteenth and final call dates for illustrative purposes only; assumes a Call Premium equal to the lowest possible Call Premium that may be determined on the Pricing Date.
If the Securities are not automatically called and the Ending Value of the Lowest Performing Underlying on the Final Calculation Day is less than its Threshold Value, you will lose more than 25%, and possibly all, of the principal amount of your Securities on the Maturity Date.
Any positive return on the Securities will be limited to any applicable Call Premium, even if the closing level of the Lowest Performing Underlying on the applicable Call Date significantly exceeds its Starting Value. You will not participate in any appreciation of any Underlying beyond any applicable Call Premium.
The initial estimated value of the Securities as of the pricing date is expected to be between $904.25 and $964.25 per Security, which is less than the public offering price. The actual value of your Securities at any time will reflect many factors and cannot be predicted with accuracy. See “Selected Risk Considerations” beginning on page PS-9 of the accompanying preliminary pricing supplement and “Structuring the Securities” on page PS-27 of the accompanying preliminary pricing supplement for additional information.
Preliminary Pricing Supplement: https://www.sec.gov/Archives/edgar/data/70858/000191870425015731/form424b2.htm
The Securities have complex features and investing in the Securities involves risks not associated with an investment in conventional debt securities. Potential purchasers of the Securities should consider the information in “Selected Risk Considerations” beginning on page PS-9 of the accompanying preliminary pricing supplement and in “Risk Factors” beginning on page PS-5 of the accompanying product supplement, page S-6 of the accompanying prospectus supplement, and page 7 of the accompanying prospectus.
This introductory term sheet does not provide all of the information that an investor should consider prior to making an investment decision.
Investors should carefully review the accompanying preliminary pricing supplement, product supplement, prospectus supplement and prospectus before making a decision to invest in the Securities.
NOT A BANK DEPOSIT AND NOT INSURED OR GUARANTEED BY THE FDIC OR ANY OTHER GOVERNMENTAL AGENCY

Call Dates and Call Premiums
Call Date	Call Premium†	Call Date	Call Premium†
October 5, 2026	At least 13.400% of the principal amount	November 3, 2027	At least 27.917% of the principal amount
November 3, 2026	At least 14.517% of the principal amount	December 3, 2027	At least 29.033% of the principal amount
December 3, 2026	At least 15.633% of the principal amount	January 3, 2028	At least 30.150% of the principal amount
January 4, 2027	At least 16.750% of the principal amount	February 3, 2028	At least 31.267% of the principal amount
February 3, 2027	At least 17.867% of the principal amount	March 3, 2028	At least 32.383% of the principal amount
March 3, 2027	At least 18.983% of the principal amount	April 3, 2028	At least 33.500% of the principal amount
April 5, 2027	At least 20.100% of the principal amount	May 3, 2028	At least 34.617% of the principal amount
May 3, 2027	At least 21.217% of the principal amount	June 5, 2028	At least 35.733% of the principal amount
June 3, 2027	At least 22.333% of the principal amount	July 3, 2028	At least 36.850% of the principal amount
July 6, 2027	At least 23.450% of the principal amount	August 3, 2028	At least 37.967% of the principal amount
August 3, 2027	At least 24.567% of the principal amount	September 5, 2028	At least 39.083% of the principal amount
September 3, 2027	At least 25.683% of the principal amount	October 2, 2028 (the "Final Calculation Day")	At least 40.200% of the principal amount
October 4, 2027	At least 26.800% of the principal amount
† to be determined on the Pricing Date.
Selected Risk Considerations
The risks set forth below, as well as additional risks related to this investment, are discussed in detail in the “Selected Risk Considerations” section in the accompanying preliminary pricing supplement.  Please review those risk disclosures carefully.
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Your investment may result in a loss; there is no guaranteed return of principal.
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Any positive investment return on the Securities is limited.
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The Securities do not bear interest.
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The Call Premium or Maturity Payment Amount, as applicable, will not reflect the levels of the Underlyings other than on the Call Dates.
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The Securities are subject to a potential automatic call, which would limit your ability to receive further payment on the Securities.
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Because the Securities are linked to the lowest performing (and not the average performance) of the Underlyings, you may not receive any return on the Securities and may lose a significant portion or all of your principal amount even if the closing level of one Underlying is always greater than or equal to its Starting Value or Threshold Value.
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Your return on the Securities may be less than the yield on a conventional debt security of comparable maturity.
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A Call Settlement Date and the Maturity Date may be postponed if a Call Date is postponed.
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Any payment on the Securities is subject to the credit risk of BofA Finance, as issuer, and BAC, as Guarantor, and actual or perceived changes in BofA Finance’s or the Guarantor’s creditworthiness are expected to affect the value of the Securities.
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We are a finance subsidiary and, as such, have no independent assets, operations or revenues.
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The public offering price you pay for the Securities will exceed their initial estimated value.
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The initial estimated value does not represent a minimum or maximum price at which BofA Finance, BAC, BofAS or any of our other affiliates or Wells Fargo Securities, LLC (“WFS”) or its affiliates would be willing to purchase your Securities in any secondary market (if any exists) at any time.

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BofA Finance cannot assure you that a trading market for your Securities will ever develop or be maintained.
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The Securities are not designed to be short-term trading instruments, and if you attempt to sell the Securities prior to maturity, their market value, if any, will be affected by various factors that interrelate in complex ways, and their market value may be less than the principal amount.
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Trading and hedging activities by BofA Finance, the Guarantor and any of our other affiliates, including BofAS, and WFS and its affiliates, may create conflicts of interest with you and may affect your return on the Securities and their market value.
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There may be potential conflicts of interest involving the calculation agent, which is an affiliate of ours.
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Changes that affect the Underlyings may adversely affect the value of the Securities and any payments on the Securities.
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We and our affiliates have no affiliation with any index sponsor and have not independently verified their public disclosure of information.
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The Securities are subject to risks associated with small-size capitalization companies.
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The Securities are subject to risks associated with foreign securities markets.
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The U.S. federal income and estate tax consequences of the Securities are uncertain, and may be adverse to a holder of the Securities.

This term sheet is a summary of the terms of the Securities and factors that you should consider before deciding to invest in the Securities. BofA Finance and BAC have filed a registration statement (including preliminary pricing supplement, product supplement, prospectus supplement and prospectus) with the Securities and Exchange Commission, or SEC, for the offering to which this term sheet relates. Before you invest, you should read this term sheet together with the Preliminary Pricing Supplement dated September 24, 2025, Product Supplement No. WF-1 dated March 8, 2023 and Prospectus Supplement and Prospectus each dated December 30, 2022 to understand fully the terms of the Securities and other considerations that are important in making a decision about investing in the Securities. If the terms described in the accompanying preliminary pricing supplement are inconsistent with those described herein, the terms described in the accompanying preliminary pricing supplement will control. You may get these documents without cost by visiting EDGAR on the SEC Web site at sec.gov. Alternatively, any agent or any dealer participating in this offering will arrange to send you the accompanying preliminary pricing supplement, product supplement No. WF-1 and prospectus supplement and prospectus if you so request by calling toll-free at 1-800-294-1322.
Wells Fargo Advisors is a trade name used by Wells Fargo Clearing Services, LLC and Wells Fargo Advisors Financial Network, LLC, members SIPC, separate registered broker-dealers and non-bank affiliates of Wells Fargo Finance LLC and Wells Fargo & Company.